[NECB Logo]

                       NEW ENGLAND COMMUNITY BANCORP, INC.
================================================================================
                                  P.O. BOX 130
                                WINDSOR, CT 06095

FOR IMMEDIATE RELEASE

CONTACT:  Anson C. Hall                                  Michael Kenslea
          Vice President and CFO                         President and CEO
          New England Community Bancorp                  Olde Port Bank & Trust
          (860) 683-4610                                 (603) 436-8800

                          NEW ENGLAND COMMUNITY BANCORP
                       COMPLETES ACQUISITION OF OLDE PORT

WINDSOR, CT, July 10, 1998--New England Community Bancorp, Inc. (Nasdaq: "NECB") announced today that it has completed its acquisition of Olde Port Bank & Trust ("Olde Port") of Portsmouth, New Hampshire. Olde Port is NECB's fourth banking subsidiary and will retain both its name and New Hampshire Bank Charter.

David A. Lentini, Chairman, President and CEO of NECB commented, "The Olde Port acquisition is a great fit with NECB's strategic plan. Our ability to acquire community banks, which enhance the operating performance of NECB, is one of the keys to our continued success. The affiliation with NECB will allow Olde Port to offer an expanded array of products and services within its market area. The strong economy of Southern New Hampshire provides exciting opportunities for Olde Port to grow beyond its Portsmouth base."

NECB will account for the acquisition using the pooling-of-interests method of accounting. Under this method, the recorded assets and liabilities of Olde Port will be carried forward to NECB. In addition, all subsequent financial statements will be presented as though the companies had been combined as of the earliest period presented.

NECB, with combined total assets of $653 million, is the parent company of New England Bank, Windsor, Connecticut; Equity Bank, Wethersfield, Connecticut; Community Bank, Bristol, Connecticut; and, Olde Port Bank, Portsmouth, New Hampshire.

                               STATISTICAL SUMMARY
                               --------------------

   (IN THOUSANDS; EXCEPT PER SHARE DATA)
          DATA AS OF MARCH 31, 1998                   NECB           OLDE PORT
                                                -------------------------------
          Total Assets                              $603,013          $49,807
          Total Loans                               $399,653          $30,735
          Total Deposits                            $509,592          $40,509
          Total Capital                              $55,248           $4,893
          Shares Outstanding                           5,172               67
          Book Value Per Share                        $10.68           $72.53